As filed with the Securities and Exchange Commission on June 14, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LINDBLAD EXPEDITIONS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware	6770	27-4749725
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
96 Morton Street, 9th Floor New York, New York (212) 261-9000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Sven-Olof Lindblad President and Chief Executive Officer Lindblad Expeditions Holdings, Inc. 96 Morton Street, 9th Floor New York, New York 10014 (212) 261-9000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Ann Beth Stebbins, Esq. Laura Kaufmann Belkhayat, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Telephone: (212) 735-3000 Facsimile: (212) 735-2000	David Lopez, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10036 Telephone: (212) 225-2000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: ☐
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common Stock, par value $0.0001 per share	3,882,907(1)(2)	$16.425(1)(2)	$63,776,747.5(3)	$7,729.74
Warrants to purchase common stock	5,042,737(5)	N/A	N/A	N/A(6)
(1)
Represents the maximum number of shares of Common Stock of the registrant that may be issued directly (i) to holders of warrants who tender their warrants pursuant to the Offer (as defined below) and (ii) to holders of warrants who do not tender their warrants pursuant to the Offer upon exercise or exchange of such warrants.

(2)
Pursuant to Rule 416 under the Securities Act (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)
Estimated pursuant to Rule 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $16.425, which is the average of the high and low prices of our Common Stock on June 11, 2019 on the NASDAQ Capital Market.

(4)
Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001212.

(5)
Represents the maximum number of warrants that may be amended pursuant to the Warrant Amendment (as defined below).

(6)
No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 14, 2019
OFFER TO EXCHANGE
Lindblad Expeditions Holdings, Inc.
Offer to Exchange Warrants to Purchase Common Stock
(CUSIP No. 535219117)
of
Lindblad Expeditions Holdings, Inc.
for
Common Stock of Lindblad Expeditions Holdings, Inc.
and
Consent Solicitation
THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON JULY 12, 2019, OR SUCH LATER TIME AND
DATE TO WHICH WE MAY EXTEND.
Terms of the Offer and Consent Solicitation
Until the Expiration Date (as defined below), we are offering to the holders of our Warrants (as defined below) as described below the opportunity to receive 0.385 shares of Common Stock, par value $0.0001 per share (“Common Stock”) of Lindblad Expeditions Holdings, Inc. (the “Company”) in exchange for each of our outstanding Warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is being made to:
•
All holders of our publicly traded warrants (the “Public Warrants”) to purchase shares of our Common Stock that were issued under the warrant agreement dated May 10, 2013, by and between us and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), in connection with our initial public offering (“IPO”), which entitle such warrant holders to purchase one share of our Common Stock for a purchase price of  $11.50, subject to adjustments. As of June 13, 2019, 4,745,908 Public Warrants were outstanding.

•
All holders of our warrants to purchase Common Stock that were issued either (a) under the Warrant Agreement in a private placement simultaneously with the IPO to the Company’s sponsor, Capitol Acquisition Management 2 LLC (the “Sponsor”), and initial shareholders (L. Dyson Dryden, Lawrence Calcano, Richard C. Donaldson and Piyush Sodha (collectively, the “Initial Shareholders”)) or (b) in connection with conversion of  $500,000 principal amount of convertible notes into warrants upon consummation of the Company’s initial business combination with Lindblad Expeditions, Inc. on July 8, 2015 (collectively, the “Private Warrants”). As of June 13, 2019, 5,339,566 Private Warrants were outstanding. The terms of the Private Warrants are identical to the Public Warrants, except that the Private Warrants are exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the initial purchasers or their affiliates. The Public Warrants and the Private Warrants are collectively referred to as the “Warrants.”

Pursuant to the Offer, we are offering up to an aggregate of 3,882,907 shares of our Common Stock in exchange for the Warrants.
Our Common Stock and Warrants are listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “LIND” and “LINDW.”
Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.385 shares of our Common Stock for each Warrant tendered by such holder and exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on NASDAQ on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend (the “Warrant Amendment”) the Warrant Agreement that governs all of the Warrants to permit the Company to require that each outstanding warrant be exchanged into 0.36575 shares of Common Stock, which is a ratio 5% less than the ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the then outstanding Warrants (including the Private Warrants) is required to approve the Warrant Amendment, with all warrant holders voting together. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least a majority of the outstanding Warrants. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the Warrants, and therefore by tendering your Warrants for exchange you will deliver to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants you have tendered.
The consent of holders representing a majority of the outstanding Warrants is required to approve the Warrant Amendment. The Sponsor (which is controlled by Mark D. Ein), Mark D. Ein (the chairman of our board of directors) and L. Dyson Dryden (a director) have advised us that they intend to tender all of the Private Warrants held by them in the Offer; however, none of these parties are under any contractual obligation to tender such Warrants, and there can be no assurance that they will do so. Collectively, these parties hold 100% of the Private Warrants, representing approximately 53% of the total Warrants outstanding. If these parties tender all of the Private Warrants held by them in the Offer (and the other conditions described herein are satisfied) then the Warrant Amendment will be adopted. If adopted, we currently intend to require the exchange of all outstanding Warrants to shares of Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants to receive approximately 5% fewer shares than if they had tendered their warrants in the offer. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation —  Transactions and Agreements Concerning Our Securities.”
The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on July 12, 2019, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful. In particular, in relation to each Member State of the European Economic Area, the Netherlands and the United Kingdom, see the section of this Prospectus/Offer to Exchange entitled “About this Prospectus/Offer to Exchange”.
We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders (and the consent to the Warrant Amendment will be revoked).
You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by July 12, 2019, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.
Warrants not exchanged for our shares of Common Stock pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, and if the Warrant Amendment is approved, we intend to require the exchange of all outstanding Warrants to Common Stock as provided in the Warrant Amendment. Our Warrants are currently listed on NASDAQ under the symbol “LINDW”; however, NASDAQ may delist our Warrants if, following the completion of the Offer and Consent Solicitation, there are not at least two registered and active market makers for the Warrants.
The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission (the “SEC”) regarding the Common Stock issuable upon exchange of the Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of such registration statement.

A majority of our board of directors, consisting of disinterested directors with respect to the Offer, has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation. Each holder of a Warrant must make its own decision as to whether to exchange some or all of its Warrants and consent to the Warrant Amendment.
All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
United States of America
Attention: Equity Capital Markets
Tel: (212) 723-7450
All questions concerning exchange procedures and requests for additional copies of this prospectus, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 796-6867
Email: lind@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.
The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to carefully read the section entitled “Risk Factors” beginning on page 8 of this Prospectus/Offer to Exchange and in our 2018 Annual Report (as defined below), which is incorporated herein by reference.
Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.
Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of the Warrants for exchange.
The dealer manager for the Offer and Consent Solicitation is:
Citigroup
This Prospectus/Offer to Exchange is dated June 14, 2019.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE
This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding our company, Common Stock and Warrants, and the financial statements and the notes to those statements that are incorporated by reference in this Prospectus/Offer to Exchange and any applicable prospectus supplement.
You should rely only on the information contained in and incorporated by reference in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in or incorporated by reference in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge to our security holders upon written or oral request at:
Investor Relations
Lindbland Expeditions Holdings, Inc.
96 Morton Street
9th Floor
New York, NY 10014
(212) 261-9000
To obtain timely delivery, you must request information no later than five business days prior to the expiration of the Offer and Consent Solicitation, which expiration is 11:59 p.m. on July 12, 2019.
The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful. In particular, in relation to each Member State of the European Economic Area, the Offer does not comprise an offer to the public in that Member State other than (a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or (c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that the Offer shall not require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. The expressions (a) “an offer to the public” in relation to the Offer means the communication in any form and by any means of sufficient information on the terms of the Offer and the Common Stock so as to enable an investor to decide to tender its Warrants under the Offer, as the same may be varied in a Member State of the European Economic Area by any measure implementing the Prospectus Directive in such Member State, and (b) “Prospectus Directive” means Directive 2003/71/EC (as amended or superseded) and includes any relevant implementing measure in the relevant Member State of the European Economic Area. In the United Kingdom, this document is for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial

Services and Markets Act 2000) may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Any statements contained in or incorporated by reference in this Prospectus/Offer to Exchange about our expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” “outlook” and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements. There may be events in the future that we are not able to predict accurately or over which we have no control. Potential risks and uncertainties include, but are not limited to:
•
general economic conditions;

•
unscheduled disruptions in our business due to weather events, mechanical failures, or other events;

•
changes adversely affecting the business in which we are engaged;

•
management of our growth and our ability to execute on our planned growth;

•
our business strategy and plans;

•
our ability to maintain our relationship with National Geographic Partners;

•
compliance with new and existing laws and regulations, including environmental regulations;

•
compliance with the financial and/or operating covenants in our debt arrangements;

•
adverse publicity regarding the cruise industry in general;

•
loss of business due to competition;

•
the result of future financing efforts;

•
delays and costs overruns with respect to the construction and delivery of newly constructed vessels;

•
the inability to meet revenue and Adjusted EBITDA projections; and

•
those risks discussed in Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 28, 2019 (the “2018 Annual Report”), which is incorporated by reference herein.

We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus/Offer to Exchange. Except as required by law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.
You should read this Prospectus/Offer to Exchange and the documents that we incorporate by reference into this Prospectus/Offer to Exchange and have filed as exhibits to the registration statement of which this Prospectus/Offer to Exchange is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this Prospectus/Offer to Exchange is accurate only as of the date of this Prospectus/Offer to Exchange, regardless of the time of delivery of this Prospectus/Offer to Exchange or any sale of our securities.

SUMMARY
Unless the context otherwise requires, in this Prospectus/Offer to Exchange, “Company,” “Lindblad,” “we,” “us,” “our,” and “ours” refer to Lindblad Expeditions Holdings, Inc., and its subsidiaries.
The Offer and Consent Solicitation
This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents incorporated by reference herein or included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents incorporated by reference herein or filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).
Summary of the Offer and Consent Solicitation
Our Company
Lindblad provides expedition cruising and adventure travel experiences using itineraries that feature up-close encounters with wildlife, nature, history and culture, and promote guest empowerment and interactivity. Our mission is to offer life-changing adventures around the world and pioneer innovative ways to allow our guests to connect with exotic and remote places. Our expedition ships are customized, nimble and intimately-scaled vessels that are able to venture where larger cruise ships cannot, thus allowing us to offer up-close experiences in the planet’s wild and remote places and capitals of culture. Many of these expeditions involve travel to remote places with limited infrastructure and ports (such as Antarctica and the Arctic), including places that are best accessed by a ship (such as the Galápagos, the Alaskan coast and Baja California’s Sea of Cortez), and foster active engagement by guests. Each expedition ship is designed to be comfortable and inviting, while being fully equipped with state-of-the-art tools for in-depth exploration. In addition to our sea-based expeditions, we offer land-based, eco-conscious expeditions across the globe from Antarctica to Zimbabwe primarily through our Natural Habitat, Inc. subsidiary.
Corporate Contact Information
Our principal executive offices are located at 96 Morton Street, 9th Floor, New York, New York. Our telephone number is (212) 261-9000.
Warrants that qualify for the
Offer
“Public Warrants”
As of June 13, 2019, we had outstanding 4,745,908 Public Warrants to purchase an aggregate of 4,745,908 shares of our Common Stock. The Public Warrants were issued as part of the IPO.
“Private Warrants”
As of June 13, 2019, we had outstanding 5,339,566 Private Warrants to purchase an aggregate of 5,339,566 shares of our Common Stock. The Private Warrants were either (a) purchased by the Sponsor and the Initial Shareholders in connection with the IPO in a private placement exempt from registration under the

Securities Act or (b) issued as a result of the conversion of convertible notes upon consummation of the Company’s initial business combination on July 8, 2015.
General Terms of the Warrants
Each Warrant entitles such warrant holder to purchase one share of our Common Stock for a purchase price of  $11.50, subject to adjustments pursuant to the Warrant Agreement (as defined below). We may call the Warrants for redemption (excluding the Private Warrants so long as they are still held by the initial purchasers or their affiliates), in whole and not in part, at a price of  $0.01 per Warrant:
•
at any time while the Warrants are exercisable,

•
upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

•
if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $24.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to sending the notice of redemption to Warrant holders, and

•
if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.
If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” If a Warrant holder is required to exercise a Warrant on a cashless basis, such holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of our shares of Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.
The terms of the Private Warrants are identical to the Public Warrants, except that the Private Warrants are exercisable for cash (even if a registration statement covering the shares of Common

Stock issuable upon exercise of such warrants is not effective) or on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the initial purchasers or their affiliates.
The Warrants expire on July 8, 2020 at 5:00 p.m., New York City time, unless early exercised or redeemed.
The Offer
Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.385 shares of our Common Stock for each Warrant so exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on NASDAQ on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive shares of our Common Stock in the exchange.
The Common Stock issued in exchange for the Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.
The Offer is being made to all Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).
Pursuant to the Offer, we are offering up to an aggregate of 3,882,907 shares of our Common Stock in exchange for all of the Warrants.
The Consent Solicitation and Warrant Amendment
In order to tender Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company at any time following the consummation of the Offer to require that all remaining outstanding Warrants not tendered in the Offer be exchanged into Common Stock at a ratio of 0.36575 shares of Common Stock per Warrant (a ratio which is 5% less than the ratio applicable to the offer), thus eliminating all of the Warrants.
The Sponsor, Mark D. Ein (the chairman of our board of directors) and L. Dyson Dryden (a director) have advised us that they intend to tender all of the Private Warrants held by them in the Offer; however, none of these parties are under any contractual obligation to tender such Warrants, and there can be no assurance that they will do so. Collectively, these parties hold 100% of the Private Warrants, representing approximately 53% of the total Warrants outstanding. If these parties tender all of the Private Warrants held by them in the Offer (and the other conditions described herein are satisfied) then the Warrant Amendment will be adopted.
Purpose of the Offer and Consent Solicitation
The purpose of the Offer and Consent Solicitation is to simplify our common share structure and reduce the potential dilutive impact of the Warrants thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation” beginning on page 19.
Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on July 12, 2019, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.
If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer —  General Terms — Offer Period” on page 12.
Amendments to the Offer and Consent Solicitation
We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of shares of our Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation
The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this document is a part and there being no action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. The Consent Solicitation is conditioned upon receiving the consent of holders of at least a majority of the outstanding Warrants (which is the minimum number required to amend the Warrant Agreement). If adopted, we currently intend to require the exchange of all outstanding Warrants to shares of Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants to receive approximately 5% fewer shares than if they had tendered their warrants in the offer. We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation” on page 13.
Withdrawal Rights
If you tender your Warrants and change your mind, you may withdraw your tendered Warrants (and thereby revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation — Withdrawal Rights” beginning on page 18. If the Offer Period is extended, you may withdraw your tendered Warrants (and your related consent to the Warrant Amendment will be automatically revoked as a result) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by July 12, 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
Participation by Directors and Affiliates
Although certain affiliates who are holders of our Private Warrants representing a majority of all Warrants have advised us that they expect to participate in the Offer, none of our directors or affiliates are required to participate in the Offer. See “The Offer and Consent Solicitation — Interests of Directors and Others” on page 20 of this Prospectus/Offer to Exchange.
Federal and State Regulatory Approvals
Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.
Absence of Appraisal or Dissenters’ Rights
Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Tax Consequences of the Offer and Warrant Amendement
For those holders of Warrants participating in the Offer, we intend to treat your exchange of Warrants for our Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of Warrants for shares of our Common Stock, (ii) your aggregate tax basis in the shares received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the shares received in the exchange should include your holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Common Stock, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income. Warrant holders are urged to review the section entitled “U.S. Federal Income Tax Considerations” for more information regarding the Offer as well as the adoption of the Warrant Amendment.
We intend to treat the adoption of the Warrant Amendment as a deemed exchange of existing “old” Warrants for “new” Warrants with the modified terms pursuant to the Warrant Amendment. Further, we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should generally not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should generally equal your aggregate tax basis in your existing Warrants, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should generally include your holding period for the surrendered Warrants.
No Recommendation
None of the Company, our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants or deliver your consent to the Warrant Amendment. Each Warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.
Risk Factors
For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 8 of this Prospectus/Offer to Exchange.
Exchange Agent
The exchange agent for the Offer and Consent Solicitation:
Continental Stock Transfer and Trust Company
1 State Street, 30th Floor
New York, NY 10004
917-262-2378

Dealer Manager
The dealer manager for the Offer and Consent Solicitation is:
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
United States of America
Attention: Equity Capital Markets
Tel: (212) 723-7450
We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation — Dealer Manager” on page 22 of this Prospectus/Offer to Exchange.
Additional Information
We recommend that our Warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits, that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to accept the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.
You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal or Notice of Guaranteed Delivery to the information agent at the below address and phone number:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 796-6867
Email: lind@dfking.com

RISK FACTORS
Investing in our Common Stock involves substantial risks and uncertainties. You should consider carefully and consult with your tax, legal and investment advisors with regard to the risks and uncertainties described below, together with all of the other information in this Prospectus/Offer to Exchange and the documents incorporated by reference herein, including our consolidated financial statements and the related notes, before deciding to exchange your Warrants for shares of our Common Stock. Any of the following risks could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. The market price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Some statements in this Prospectus/Offer to Exchange and the documents incorporated by reference herein, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
In addition to the risk factors described below, you should consider the specific risks described in the 2018 Annual Report, which is incorporated by reference herein, and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. See “Where You Can Find More Information.” Based on the information currently known to us, we believe that the information included or incorporated by reference in this prospectus identifies the most significant risk factors affecting us. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors included or incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation
The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Common Stock at a ratio 5% lower than the ratio applicable to the Offer.
If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Warrants, the Company will have the right to require holders of all Warrants that remain outstanding after the expiration of the Offer to exchange each of their Warrants for 0.36575 shares of our Common Stock. This represents a ratio of shares of Common Stock per Warrant that is 5% less than the ratio applicable to the Offer. However, even though as a result of the approval of the Warrant Amendment we intend to require an exchange of all remaining outstanding Warrants, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.
Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least a majority of the outstanding Warrants. The Sponsor, Mark D. Ein (the chairman of our board of directors) and L. Dyson Dryden (a director) have advised us that they intend to tender all of the Private Warrants held by them in the Offer; however, none of these parties are under any contractual obligation to tender such Warrants, and there can be no assurance that they will do so. Collectively, these parties hold 100% of the Private Warrants, representing approximately 53% of the total Warrants outstanding. If these parties tender all of the Private Warrants held by them in the Offer (and the other conditions described herein are satisfied) then the Warrant Amendment will be adopted. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities.” If adopted, we currently intend to require the exchange of all outstanding Warrants to shares of Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants to receive approximately 5% fewer shares than if they had tendered their warrants in the offer.

Our Warrants may be exchanged for shares of Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
The exchange of the Warrants will result in the issuance of additional shares of Common Stock, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the completion of the Offer likely will be exercised only if the $11.50 per share exercise price is below the market price of our Common Stock. To the extent such Warrants are exercised, additional Common Stock will be issued. These issuances of Common Stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.
We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders.
None of the Company, our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants or deliver your consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.
There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.
We can give no assurance as to the market price of our Common Stock in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares than if you had tendered your Warrants in the Offer. See “— The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Common Stock.” You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.
The number of shares of Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Common Stock may fluctuate, and the market price of the Common Stock when we deliver the Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.
The number of shares of Common Stock for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Common Stock or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of the Common Stock when we deliver Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Common Stock in exchange for Warrants, or during any extension of the Offer Period.
The liquidity of the Warrants that are not exchanged may be reduced.
It is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Common Stock at a ratio 5% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the amount of the Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged Warrants. In addition, as discussed below, our Warrants may be removed from quotation on NASDAQ. As a result, investors in our Warrants may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Warrants, and the ability of our shareholders to sell our Warrants in the secondary market may be materially limited. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.
NASDAQ may delist our Public Warrants from trading on its exchange, which could limit Public Warrant holders’ ability to make transactions in our Public Warrants.
It is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Common Stock at a ratio that is 5% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding following the completion of the Offer and Consent Solicitation, we cannot assure you that our Warrants will continue to be listed on NASDAQ in the future. As of June 13, 2019, we estimate there were four beneficial holders of our Warrants. In order to continue listing our Warrants on NASDAQ, there must be a minimum of at least two registered and active market makers for our Warrants. If a sufficient number of our Warrant holders exchange their Warrants for Common Stock in the Offer, there may no longer be at least two registered and active market makers for our Warrants as required by NASDAQ, and NASDAQ could delist our Warrants.
If NASDAQ delists our Warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our Warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of Warrants could face significant material adverse consequences, including:
•
a limited availability of market quotations for the Warrants;

•
reduced liquidity for the Warrants; and

•
the risk that any market makers that do initially make a market in our unexchanged Warrants eventually cease to do so.

THE OFFER AND CONSENT SOLICITATION
Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the publicly-filed information about us, before making a decision regarding the Offer and Consent Solicitation.
General Terms
Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.385 shares of our Common Stock in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Common Stock in the exchange.
No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on NASDAQ on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
As part of the Offer, we are also soliciting from the holders of the Warrants their consent to the amendment of the Warrant Agreement. If approved, the Warrant Amendment would permit the Company to require that all outstanding Warrants be exchanged into Common Stock at a ratio of 0.36575 shares of Common Stock per Warrant, which is a ratio 5% less than the ratio applicable to the Offer, which would permit us to eliminate all of the Warrants that remain outstanding after the Offer expires. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Warrants is required to approve the Warrant Amendment. The Sponsor, Mark D. Ein (the chairman of our board of directors, who also controls the Sponsor) and L. Dyson Dryden (a director) have advised us that they intend to tender all of the Private Warrants held by them in the Offer; however, none of these parties are under any contractual obligation to tender such Warrants, and there can be no assurance that they will do so. Collectively, these parties hold 100% of the Private Warrants, representing approximately 53% of the total Warrants outstanding. If these parties tender all of the Private Warrants held by them in the Offer (and the other conditions described herein are satisfied) then the Warrant Amendment will be adopted. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities.”
Holders who tender Warrants in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.
You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.
The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.
You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by July 12, 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
Corporate Information
We were originally incorporated in Delaware on August 9, 2010 as a blank check company to acquire, through a merger, share exchange, asset acquisition, stock purchase, plan of arrangement, recapitalization, reorganization or other similar business combination, one or more businesses or entities.
On July 8, 2015, we completed a series of mergers whereby Lindblad Expeditions, Inc., a New York corporation, became our wholly-owned subsidiary. As consideration for the mergers, the total purchase price consisted of an aggregate of  (i) $90.0 million in cash (a portion of which was paid as transaction bonuses) and (ii) 20,017,787 shares of our Common Stock. We also assumed outstanding stock options and converted such options into options to purchase an aggregate of 3,821,696 shares of our Common Stock with an exercise price of  $1.76 per share.
Immediately following the mergers, we changed our name to Lindblad Expeditions Holdings, Inc. Our Common Stock and Warrants are listed on NASDAQ under the symbol “LIND” and “LINDW.” Our corporate headquarters are located at 96 Morton Street, 9th Floor, New York, New York 10014. Our telephone number is (212) 261-9000. Our Internet website address is www.expeditions.com. We do not incorporate the information on our website into this Prospectus/Offer to Exchange, and you should not consider it part of this Prospectus/Offer to Exchange.
Warrants Subject to the Offer
As of June 13, 2019, 10,085,474 Warrants are outstanding, consisting of 4,745,908 Public Warrants and 5,339,566 Private Warrants. The Public Warrants were issued as part of the IPO. The Private Warrants were either (a) issued in a private placement simultaneously with the IPO or (b) issued as a result of the conversion of  $500,000 principal amount of convertible notes in connection with our initial business combination on July 8, 2015.
Each Warrant is governed by the Warrant Agreement and entitles the registered holder to purchase one share of our Common Stock at a price of  $11.50 per share, subject to adjustment pursuant to the Warrant Agreement, at any time. Pursuant to the Offer, we are offering up to an aggregate of 3,882,907 shares of our Common Stock in exchange for all of the Warrants.
The terms of the Private Warrants are identical to the Public Warrants, except that the Private Warrants are exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the initial purchasers or their affiliates.
Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on July 12, 2019, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms will apply if the Warrant Amendment is approved, until the Warrants expire by their terms on July 8, 2020 at 5:00 p.m., New York City time, unless early exercised or redeemed.
Amendments to the Offer and Consent Solicitation
We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of shares of Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.
If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.
If we increase or decrease the exchange ratio of the shares of Common Stock issuable upon exchange of a Warrant, the amount of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.
Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days, and we will need to amend this Registration Statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part for any material changes in the facts set forth in this Registration Statement on Form S-4.
Partial Exchange Permitted
If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on NASDAQ on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.
Conditions to the Offer and Consent Solicitation
The Offer is conditioned upon the following:
•
the registration statement, of which this document is a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•
no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer; and

•
there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants.
The Consent Solicitation is conditioned upon receiving the consent of holders of at least a majority of the outstanding Warrants (which is the minimum number required to amend the Warrant Agreement). The Sponsor, Mark D. Ein (the chairman of our board of directors) and L. Dyson Dryden (a director) have advised us that they intend to tender all of the Private Warrants held by them in the Offer; however, none of these parties are under any contractual obligation to tender such Warrants, and there can be no assurance that they will do so. Collectively, these parties hold 100% of the Private Warrants, representing approximately 53% of the total Warrants outstanding. If these parties tender all of the Private Warrants held by them in the Offer (and the other conditions described herein are satisfied) then the Warrant Amendment will be adopted. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities.”
We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is declared effective by the SEC. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
In addition, as to any Warrant holder, the Offer and Consent Solicitation is conditioned upon such Warrant holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.
We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
No Recommendation; Warrant Holder’s Own Decision
None of the Company, our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants or deliver your consent to the Warrant Amendment. Each Warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.
Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment
Issuance of shares of Common Stock upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer, and providing your consent to the Warrant Amendment, will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the Warrant Amendment with respect to each Warrant tendered.

Registered Holders of Warrants; Beneficial Owners of Warrants
For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.
Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange — Required Communications by Beneficial Owners.”
Tendering Warrants Using Letter of Transmittal and Consent
A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal and Consent is to be used if  (i) certificates representing the Warrants are to be physically delivered to the exchange agent by such registered holders or (ii) delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange — Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.
In order for Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants (a) physically to the exchange agent, if the Warrants are held in certificated form, or (b) by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.
In the Letter of Transmittal and Consent, the tendering registered Warrant holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange — Signature Guarantees.”
If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third-party), or if the Common Stock to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.
Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Stock in exchange for such Warrants as part of completion of the Offer.
Signature Guarantees
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.
Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if  (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution.
In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”
Required Communications by Beneficial Owners
Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.
Tendering Warrants Using Book-Entry Transfer
The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described in the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange — Guaranteed Delivery Procedures” must be followed.
DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC participants accepting the Offer may transmit their acceptance to DTC through ATOP. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.
Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Stock in exchange for such Warrants as part of completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange — Timing and Manner of Deliveries.”
Guaranteed Delivery Procedures
If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:
•
the tender is made by or through an Eligible Institution;

•
the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•
a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that NASDAQ is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Common Stock for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.
Timing and Manner of Deliveries
UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.
ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.
Determination of Validity
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants will be determined by us, in our reasonable discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.
Fees and Commissions
Tendering Warrant holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if shares of our Common Stock are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.
Withdrawal Rights
By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange on or prior to July 12, 2019 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.
To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.
A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.
A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “The Offer and Consent Solicitation — Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the exchange agent.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification
Acceptance for Issuance of Shares
Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on July 12, 2019, or such later time and date to which we may extend. The Common Stock to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from Continental Stock Transfer & Trust Company confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of  (i) book-entry delivery of the tendered Warrants, or, if the Warrants are held in certificated form, physical delivery to the exchange agent, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.
For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.
Announcement of Results of the Offer and Consent Solicitation
We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offer and Consent Solicitation.
Background and Purpose of the Offer and Consent Solicitation
A majority of our board of directors, consisting of disinterested directors with respect to the Offer, approved the Offer and Consent Solicitation on May 15, 2019 and determined that the exchange ratio of 0.385 shares of Common Stock for each Warrant offered to holders of the Warrants was fair to holders of our shares of Common Stock.
The purpose of the Offer and Consent Solicitation is to simplify our share structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Common Stock in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings
Other than as set forth under the sections of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Interests of Directors and Others,” “The Offer and Consent Solicitation —  Transactions and Agreements Concerning Our Securities” and the Section of the 2018 Annual Report entitled “Certain Relationships and Related Transactions, and Director Independence” which is incorporated herein by reference, there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.
Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.
There are no pending legal proceedings relating to the Offer and Consent Solicitation.
Interests of Directors and Others
We do not beneficially own any of the Warrants. The following table lists the Warrants beneficially owned by our directors and other affiliates or related persons as of June 13, 2019:
Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
Mark D. Ein(2)	4,004,675	39.7%
L. Dyson Dryden	1,334,891	13.2%
Capitol Acquisition Management 2 LLC(2)	4,004,675	39.7%

(1)
Determined based on 10,085,474 Warrants outstanding as of June 13, 2019.

(2)
Includes 352,500 Warrants held by Mr. Ein and 3,652,175 Warrants held by Capitol Acquisition Management 2 LLC. Leland Investments Inc., an entity controlled by Mr. Ein, is the sole member of Capitol Acquisition Management 2 LLC. Capitol Acquisition Management 2 LLC is a party to the Warrant Agreement.

The consent of holders representing a majority of the outstanding Warrants is required to approve the Warrant Amendment. The Sponsor, Mark D. Ein (the chairman of our board of directors) and L. Dyson Dryden (a director) have advised us that they intend to tender all of the Private Warrants held by them in the Offer; however, none of these parties are under any contractual obligation to tender such Warrants, and there can be no assurance that they will do so. Collectively, these parties hold 100% of the Private Warrants, representing approximately 53% of the total Warrants outstanding. If these parties tender all of the Private Warrants held by them in the Offer (and the other conditions described herein are satisfied) then the Warrant Amendment will be adopted. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities.” None of the holders of Private Warrants will receive any benefit by virtue of participation in the Offer that is not shared on a pro rata basis with holders of the Public Warrants exchanged pursuant to the Offer.

Market Price, Dividends and Related Stockholder Matters
Trading Market and Price
Our Common Stock and Warrants are listed on NASDAQ under the symbol “LIND” and “LINDW.” The following table sets forth, for each of the periods indicated, the high and low per share and per Warrant sales prices for our Common Stock and Warrants, respectively, on NASDAQ.
	Common Stock		Warrants
	High	Low	High	Low
2019
Second Quarter (through June 13, 2019)	$17.28	$15.20	$7.11	$4.64
First Quarter	16.40	11.98	5.56	2.41
2018
Fourth Quarter	$15.12	$12.29	$4.12	$2.22
Third Quarter	15.88	12.10	4.50	2.50
Second Quarter	13.54	10.19	2.75	1.36
First Quarter	10.58	8.66	1.42	1.25
2017
Fourth Quarter	$11.13	$9.21	$1.90	$1.35
Third Quarter	11.26	9.55	2.12	1.78
Second Quarter	10.63	8.78	2.30	1.80
First Quarter	9.84	8.38	2.35	1.81
Holders
As of June 13, 2019, there were approximately 20 holders of record of our Common Stock and approximately four holders of record of the Warrants. Such numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.
Dividends
We have not paid any cash dividends on our shares of Common Stock to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions. The payment of any dividends is within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.
Source and Amount of Funds
Because this transaction is an offer to holders to exchange their existing Warrants for our Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be less than approximately $800,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent
Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer and Consent Solicitation should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.
Dealer Manager
We have retained Citigroup Global Markets Inc. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.
The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.
Fees and Expenses
The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of the Company and its affiliates.

You will not be required to pay any fees or commissions to the Company, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
Transactions and Agreements Concerning Our Securities
Other than as set forth below and in the section of this Prospectus/Offer to Exchange entitled “Description of Capital Stock,” in the section of the 2018 Annual Report (which is incorporated by reference herein) entitled “Certain Relationships and Related Transactions, and Director Independence,” in the notes to the consolidated financial statements included in the 2018 Annual Report and as set forth in our Certificate of Incorporation, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.
The consent of holders representing a majority of the outstanding Warrants is required to approve the Warrant Amendment. The Sponsor, Mark D. Ein (the chairman of our board of directors) and L. Dyson Dryden (a director) have advised us that they intend to tender all of the Private Warrants held by them in the Offer; however, none of these parties are under any contractual obligation to tender such Warrants, and there can be no assurance that they will do so. Collectively, these parties hold 100% of the Private Warrants, representing approximately 53% of the total Warrants outstanding. If these parties tender all of the Private Warrants held by them in the Offer (and the other conditions described herein are satisfied) then the Warrant Amendment will be adopted. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Securities.” None of the holders of Private Warrants will receive any benefit by virtue of participation in the Offer that is not shared on a pro rata basis with holders of the Public Warrants exchanged pursuant to the Offer.
Securities Transactions
Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.
Plans
Except as described in the sections of this Prospectus/Offer to Exchange entitled “Risk Factors” and “The Offer and Consent Solicitation,” neither the Company, nor any of its directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

•
any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•
any other material change in our corporate structure or business;

•
any class of our equity securities to be delisted from NASDAQ (except to the extent the results of the Offer and Consent Solicitation impact the continued listing of the Warrants);

•
any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer and Consent Solicitation impact such eligibility with respect to the Public Warrants);

•
the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition or disposition by any person of our securities; or

•
any changes in our Certificate of Incorporation or other governing instruments or other actions that could impede the acquisition of control of our company.

Registration under the Exchange Act
The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to deregister the Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Common Stock.
Accounting Treatment
The Company previously classified the Warrants as paid-in-capital as the Warrants issued in connection with the IPO and in connection with the conversion of convertible notes were considered part of a value for value exchange. There was no fair value adjustment to retained earnings and no earnings per share impact.
There is no additional cash consideration paid or received specific to the exchange described in the Offer. If the fair value of the Common Stock is equal to the fair value of the Warrants exchanged, an additional incentive is not considered to be present and the financial statements will reflect the additional shares issued as an allocation from paid-in-capital to par. If the fair value of the Common Stock is greater than the fair value of the Warrants exchanged, an incentive is considered to be present in addition to the exchange of Common Stock. The difference in fair value between the Common Stock issued and the Warrants exchanges will be recorded in the financials consistent with the Company’s relationship to the applicable Warrant holders. The Offer does not modify the current accounting treatment for the un-exchanged warrants.
Absence of Appraisal or Dissenters’ Rights
Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
U.S. Federal Income Tax Considerations
The following is a general summary of the U.S. federal income tax considerations to the Offer, the adoption of the Warrant Amendment, and the ownership and disposition of our Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended (“Code”), current Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, each as currently in effect and all of which are subject to change and differing interpretations, possibly with retroactive effect. This description assumes that Warrant holders hold the Warrants, and will hold our Common Stock received upon exchange of the Warrants, as capital assets (generally, property held for investment).
This description does not address all of the tax consequences that might be relevant to a Warrant holder’s particular circumstances and does not address the tax consequences to any special class of holder, including without limitation, holders that have, at any time, owned (directly, indirectly or constructively) 5% or more of the value of the Company (including, for this purpose, the value of Warrants on an “as converted basis”), holders of Private Warrants, dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, tax exempt organizations, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold Common Stock or Warrants that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle conversion or “integrated” transaction, persons holding Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, certain U.S. expatriates,

“controlled foreign corporations” within the meaning of Section 957(a) of the code, “passive foreign investment companies” within the meaning of Section 1297(a) of the Code, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, investment funds and their investors, and U.S. holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Warrants, the U.S. federal income tax treatment of a person treated as a partner in such partnership generally depends on the status of such person and the activities of the partnership. Such persons and partnerships should consult their own tax advisors. In addition, holders of Private Warrants should consult their tax advisors regarding the exchange of Warrants for our Common Stock pursuant to the offer and the adoption of the Warrant Amendment.
We have not sought any ruling from the Internal Revenue Service (the “IRS”) regarding the Offer or the adoption of the Warrant Amendment. Accordingly, there can be no assurance that the IRS or a court will agree with the U.S. federal income tax considerations described below.
This description is for general information only and is not tax advice. It is not intended to constitute a complete description of all tax consequences for holders relating to the exchange of Warrants for our Common Stock, the adoption of the Warrant Amendment, or relating to the ownership and disposition of our Common Stock. Warrant holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of Common Stock in exchange for the Warrants, the adoption of the Warrant Amendment, and of the ownership and disposition of our Common Stock, applicable in your particular situation, as well as any consequences under the U.S. federal estate or gift tax, the U.S. federal alternative minimum tax, the Medicare tax on net investment income or under the tax laws of any state, local, foreign, or other taxing jurisdiction.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Warrants or our Common Stock, as the case may be, that is, or for U.S. federal income tax purposes is treated as, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust that (x) is subject to primary supervision by a court within the United States and with respect to which one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions or (y) has made a valid election under applicable Treasury regulations to be treated as a “United States person” (within the meaning of the Code). For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Warrants or our Common Stock, as the case may be, that is, for U.S. federal income tax purposes, neither a partnership nor a U.S. Holder.
Tax Considerations Relating to the Offer and Warrant Amendment
Tax Considerations for U.S. Holders
Tax Considerations for U.S. Holders that Exchange Warrants for our Common Stock pursuant to the Offer
We intend to treat the exchange of Warrants for our Common Stock pursuant to the Offer as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) a U.S. Holder should generally not recognize any gain or loss on the exchange of Warrants for our Common Stock, (ii) a U.S. Holder’s aggregate tax basis in our Common Stock received in the exchange should generally equal its aggregate tax basis in its Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) a U.S. Holder’s holding period for our Common Stock received in the exchange should generally include its holding period for the surrendered Warrants.
Any cash received in lieu of a fractional share of our Common Stock pursuant to the Offer will generally result in gain or loss to a U.S. Holder equal to the difference between the cash received and the U.S. Holder’s tax basis in the fractional share. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Common Stock, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of Warrants for our Common Stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “— Tax Considerations Relating to the Ownership and Disposition of our Common Stock — Tax Consequences to U.S. Holders — Ownership and Disposition of Common Stock.”
Certain Warrant holders, such as those that hold five percent or more of our Common Stock prior to the exchange, or Warrants and other securities of ours prior to the exchange with a tax basis of  $1 million or more, will generally be subject to certain information filing and record retention requirements. Warrant holders should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.
Tax Considerations for U.S. Holders that do not Exchange Warrants for our Common Stock pursuant to the Offer
Although the issue is not free from doubt, we intend to treat the adoption of the Warrant Amendment as a deemed exchange of existing “old” Warrants for “new” Warrants with the modified terms pursuant to the Warrant Amendment. Further, we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) a U.S. Holder should generally not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) a U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received in the exchange should generally equal its aggregate tax basis in its existing Warrants, and (iii) a U.S. Holder’s holding period for the “new” Warrants deemed to be received in the exchange should generally include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of  “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of  “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendment were successfully challenged by the IRS and such deemed exchange were not treated as a recapitalization for U.S. federal income tax purposes, U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “— Tax Considerations Relating to the Ownership and Disposition of our Common Stock — Tax Consequences to U.S. Holders — Ownership and Disposition of Common Stock.”
Certain Warrant holders, such as those that hold five percent or more of our Common Stock prior to the adoption of the Warrant Amendment, or Warrants and other securities of ours prior to the adoption of the Warrant Amendment with a tax basis of  $1 million or more, will generally be subject to certain information filing and record retention requirements. Warrant holders should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.
Tax Considerations for Non-U.S. Holders
We intend to treat the exchange of Warrants for our Common Stock pursuant to the Offer and the deemed exchange of  “old” Warrants not exchanged for Common Stock in the Offer for “new” Warrants as a result of the adoption of the Warrant Amendment, as a “recapitalization” within the meaning of Section 368(a)(1)((E) of the Code (as described above under “— Tax Considerations for U.S. Holders”). Accordingly, the tax treatment described above under “— Tax Considerations for U.S. Holders” to U.S. Holders will generally apply to Non-U.S. Holders as well. Assuming a Non-U.S. Holder is not engaged in the conduct of a trade or business within the United States, capital gain or loss recognized with respect to the receipt of cash in lieu of fractional shares will generally not be subject to U.S. federal income tax, and no U.S. federal income tax filings will generally be required solely on account of the exchange of Warrants for our Common Stock, the receipt of cash in lieu of fractional shares of Common Stock, or the a deemed exchange of  “old” Warrants not exchanged for Common Stock in the Offer for “new” Warrants as a result of the adoption of the Warrant Amendment.

As noted above, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Common Stock and the deemed exchange of  “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. If our treatment of the exchange of Warrants for our Common Stock or the deemed exchange of  “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendment were successfully challenged by the IRS and such exchange (or deemed exchange) were not treated as a recapitalization for United States federal income tax purposes, Non-U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “— Tax Considerations Relating to the Ownership and Disposition of our Common Stock — Tax Consequences to Non-U.S. Holders — Ownership and Disposition of Common Stock.”
Tax Considerations Relating to the Ownership and Disposition of our Common Stock
Tax Considerations for U.S. Holders
Dividends and Distributions
Distributions with respect to our Common Stock will generally be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Distributions in excess of our current or accumulated earnings and profits will reduce a U.S. Holder’s basis in our Common stock (but not below zero). Any excess over such U.S. Holder’s basis will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described in under “— Sale or Other Disposition of our Common Stock” below. Dividends received by a individuals and other non-corporate U.S. Holders will qualify for the lower rates of tax applicable to “qualified dividend income,” provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be entitled to a dividends received deduction in respect of dividends received on our Common Stock, subject to applicable limitations.
Sale or Other Disposition of our Common Stock
Gain or loss realized on the sale or other disposition of our Common Stock will generally be capital gain or loss. The amount of gain or loss will generally be equal to the difference between a U.S. Holder’s tax basis in our Common Stock disposed of and the amount realized on the disposition. The deductibility of capital losses is subject to significant limitations under the Code. Any capital gain or loss realized on a sale or other disposition of our common stock will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock is more than one year at the time of the sale or other disposition. Long-term capital gain realized by individuals and other non-corporate U.S. Holders is generally subject to tax at a reduced rate.
Tax Considerations for Non-U.S. Holders
Dividends and Distributions
Subject to the discussion below under “— Foreign Account Tax Compliance Act,” dividends with respect to our Common Stock will generally be subject to United States withholding tax at a rate of 30% of the gross amount, unless a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing a Non-U.S. Holder’s basis in our Common Stock and, to the extent it exceeds such basis, as gain from the disposition of our Common Stock, which would generally be treated as described under “Sale or Other Disposition of our Common Stock” below. The full amount of any distributions to a Non-U.S. Holder, however, will be subject to U.S. withholding tax unless the applicable withholding agent elects to withhold a lesser amount based on a reasonable estimate of the amount of the distribution that would be treated as a dividend. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Sale or Other Disposition of our Common Stock” below), we will withhold at least 15% of any distribution that exceeds our current and accumulated earnings and profits as provided by the Code.
Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment) will generally not be subject to U.S. withholding tax if such Non-U.S. Holder complies with applicable certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to effectively connected income.
Sale or Other Disposition of our Common Stock
Subject to the discussion below regarding backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock, unless:
(i)
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the Non-U.S. Holder in the United States; or

(ii)
the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met;

(iii)
we are or have been, at any point in the five-year period ending on the date of the sale or other disposition, a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain described in (i) above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a U.S. Holder. In the case of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes, gain described in (i) above may also be subject to branch profits tax at a 30% rate or a lower applicable tax treaty rate. Gain described in (ii) above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed a U.S. federal income tax return with respect to such losses.
We believe we are not, have not been at any point during the past five years, and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
Payment of distributions, and the tax withheld with respect thereto, is subject to information reporting requirements. U.S. backup withholding will generally apply to payment of distributions to Non-U.S. Holders unless such Non-U.S. Holders furnish to the payor an IRS Form W-8BEN or W-8BEN-E (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient.
Payments of the proceeds of a sale of our Common Stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the Non-U.S. Holder, or beneficial owner thereof, as applicable, certifies that it is a Non-U.S. Holder on IRS Form W-8BEN-E or W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a United States person, as defined under the Code, that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder is allowable as a credit against such Non-U.S. Holder’s U.S. federal income tax, which may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder timely provides the required information to the IRS. Certain penalties may be imposed by the IRS on a Non-U.S. Holder who is required to furnish information but does not do so in the proper manner. Non-U.S. Holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.
Foreign Account Tax Compliance Act
Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Withholding at a rate of 30% will generally be required on dividends in respect of our Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future United States Treasury regulations, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld as a result of FATCA. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.
Exchange Agent
The depositary and exchange agent for the Offer and Consent Solicitation is:
Continental Stock Transfer and Trust Company
1 State Street, 30th Floor
New York, NY 10004
(917) 262-2378
Additional Information; Amendments
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.
We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform Warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.
Our board of directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Warrant holders should consult with personal advisors if they have questions about their financial or tax situation.
We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 796-6867
Email: lind@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF CAPITAL STOCK
The following is a description of our capital stock and certain provisions of our Certificate of Incorporation, Bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Certificate of Incorporation and Bylaws, copies of which are included as exhibits to the registration statement of which this Prospectus/Offer to Exchange forms a part. We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our Certificate of Incorporation and Bylaws. The terms of our capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law.
Authorized and Outstanding Stock
We are authorized to issue 200,000,000 shares of Common Stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of June 13, 2019, 45,807,843 shares of Common Stock are outstanding.
The description below summarizes the material terms of our Common Stock, preferred stock, options and warrants and provisions of our amended and restated certificate of incorporation, bylaws and the warrant agreement. This description is only a summary. For more detailed information, you should refer to exhibits filed as part of the registration statement of which this prospectus is a part and incorporated by reference into this Prospectus/Offer to Exchange. See “Where You Can Find More Information.”
Common Stock
Our stockholders are entitled to one vote for each share of Common Stock held on all matters to be voted on by stockholders. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors. Our stockholders have no liquidation, conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock.
Under the U.S. laws applicable to the transportation of passengers in the U.S. coastwise trades and the regulations promulgated thereunder (the “Coastwise Laws”) and so long as we operate U.S. flagged vessels in coastwise trade, at least 75% of the outstanding shares of each class or series of our capital stock must be beneficially owned and controlled by U.S. citizens within the meaning of the Coastwise Laws. Certain provisions of our amended and restated certificate of incorporation are intended to facilitate compliance with this requirement.
Under the provisions of our amended and restated certificate of incorporation, any transfer, or attempted transfer, of any shares of capital stock will be void if the effect of such transfer, or attempted transfer, would be to cause one or more non-U.S. citizens in the aggregate to own (of record or beneficially) shares of any class or series of our capital stock in excess of 22% of the outstanding shares of such class or series.
In the event such restrictions voiding transfers would be ineffective for any reason, our amended and restated certificate of incorporation provides that if any transfer would otherwise result in the number of shares of any class or series of capital stock owned (of record or beneficially) by non-U.S. citizens being in excess of 22% of the outstanding shares of such class or series, such transfer will cause such excess shares to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The proposed transferee will have no rights in the shares transferred to the trust, and the trustee, who is a U.S. citizen chosen by us and unaffiliated with us or the proposed transferee, will have all voting, dividend and distribution rights associated with the shares held in the trust. The trustee will sell such excess shares to a U.S. citizen within 20 days of receiving notice from us and distribute to the proposed transferee the lesser of the price that the proposed transferee paid for such shares and the amount received from the sale, and any gain from the sale will be paid to the charitable beneficiary of the trust.
These trust transfer provisions also apply to situations where ownership of a class or series of capital stock by non-U.S. citizens in excess of 22% would be exceeded by a change in the status of a record or beneficial owner thereof from a U.S. citizen to a non-U.S. citizen, in which case such person will receive the lesser of the market price of the shares on the date of such status change and the amount received from the sale. In addition, under our amended and restated certificate of incorporation, if the sale or other disposition of shares of Common Stock would result in non-U.S. citizens owning (of record or beneficially) in excess of 22% of the outstanding shares of Common Stock, the excess shares shall be automatically transferred to a trust for disposal by a trustee in accordance with the trust transfer provisions described above. As part of the foregoing trust transfer provisions, the trustee will be deemed to have offered the excess shares in the trust to us at a price per share equal to the lesser of  (i) the market price on the date we accept the offer and (ii) the price per share in the purported transfer or original issuance of shares, as described in the preceding paragraph, or the market price per share on the date of the status change, that resulted in the transfer to the trust.
As a result of the above trust transfer provisions, a proposed transferee that is a non-U.S. citizen or a record or beneficial owner whose citizenship status change results in excess shares may not receive any return on its investment in shares it purportedly purchases or owns, as the case may be, and it may sustain a loss.
To the extent that the above trust transfer provisions would be ineffective for any reason, our amended and restated certificate of incorporation provides that, if the percentage of the shares of any class or series of capital stock owned (of record or beneficially) by non-U.S. citizens is known to us to be in excess of 22% for such class or series, we, in our sole discretion, shall be entitled to redeem all or any portion of such shares most recently acquired (as determined by us in accordance with guidelines that are set forth in our amended and restated certificate of incorporation), by non-U.S. citizens, or owned (of record or beneficially) by non-U.S. citizens as a result of a change in citizenship status, in excess of such permitted percentage for such class or series at a redemption price based on a fair market value formula that is set forth in our amended and restated certificate of incorporation. Such excess shares shall not be accorded any voting, dividend or distribution rights until they have ceased to be excess shares, provided that they have not been already redeemed by us.
In order to assist our compliance with the Coastwise Laws, our amended and restated certificate of incorporation permits us to require that any record or beneficial owner of any shares of our capital stock provide us with certain documentation concerning such owner’s citizenship. These provisions include a requirement that every person acquiring, directly or indirectly, five percent (5%) or more of the shares of any class or series of our capital stock must provide us with specified citizenship documentation. In the event that any person does not submit such requested or required documentation to us, our amended and restated certificate of incorporation provides us with certain remedies, including the suspension of the voting rights of the person’s shares owned by persons unable or unwilling to submit such documentation and the payment of dividends and distributions with respect to those shares into a segregated account.
Preferred Stock
There are no shares of preferred stock outstanding. Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control. Although we do not currently intend to issue any shares of preferred stock, we can provide no assurance that we will not do so in the future.
Warrants
As of June 13, 2019, 10,085,474 Warrants are outstanding, consisting of 4,745,908 Public Warrants and 5,339,566 Private Warrants.
The Warrants were issued under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part, for a complete description of the terms and conditions applicable to such Warrants.

Public Warrants.   Each Public Warrant currently entitles the registered holder to purchase one share of our Common Stock at a price of  $11.50 per whole share, subject to adjustment as discussed below. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Except at the option of our management upon a redemption as described below, holders will not be able to exercise their Public Warrants on a cashless basis. If a Warrant holder is able to exercise a Public Warrant on a cashless basis, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Common Stock for the five trading days ending on the trading day prior to the date of exercise. Public Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. The Public Warrants will expire on July 8, 2020 at 5:00 p.m., New York City time, unless early exercised or redeemed.
Private Warrants.   The Private are identical to the Public Warrants except that such Warrants are exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis pursuant to the formula set forth above, at the holder’s option, and will not be redeemable us, in each case so long as they are still held by the initial purchasers or their affiliates.
Redemption.   We may call the Warrants for redemption (excluding the Private Warrants so long as they are still held by the initial purchasers or their affiliates), in whole and not in part, at a price of  $0.01 per Warrant:
•
at any time while the Warrants are exercisable,

•
upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

•
if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $24.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Warrant holders, and

•
if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis” pursuant to the formula set forth above. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of our shares of Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.
Mandatory Exchange.   Holders who tender Warrants in the Offer and Consent Solicitation are required to consent to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that all remaining outstanding Warrants not tendered in the Offer be converted into Common Stock at a ratio of 0.36575 shares of Common Stock per Warrant (a ratio which is 5% less than the ratio applicable to the offer), thus eliminating all of the Warrants. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, and if the Warrant Amendment is approved, we intend to require the exchange of all outstanding Warrants to Common Stock as provided in the Warrant Amendment.
Warrant Agreement.   The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants (including the Private Warrants) in order to make any change that adversely affects the interests of the registered holders.
Adjustments.   The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.
Exercise.   The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Ownership Limitations.   Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Common Stock outstanding.
Fractions.   No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.
Dividends
We have not paid any cash dividends on our Common Stock to date. It is the present intention of our board of directors to retain all earnings, if any, for use in its business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.
Transfer Agent and Warrant Agent
The transfer agent for our securities and warrant agent for our Warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.
The NASDAQ Capital Market Listing
Our Common Stock is listed on NASDAQ under the symbol “LIND” and our warrants are listed on NASDAQ under the symbol “LINDW.”
Registration Rights
The holders of our initial shares, as well as the holders of the Private Warrants, are entitled to registration rights pursuant to a registration rights agreement that we entered into on May 10, 2013 in connection with our IPO. These holders are entitled to certain “piggy-back” registration rights under the registration rights agreement. The holders of a majority of these securities are also entitled to make up to two demands that we register such securities. We will bear the expenses incurred in connection with the filing of any such registration statements. The Company filed a Form S-3 resale registration statement required by this registration rights agreement that was declared effective by the SEC on September 16, 2015. As of the date of this Prospectus/Offer to Exchange, holders have one demand remaining under this registration rights agreement.
In addition, certain former stockholders of Lindblad Expeditions, Inc., including our President and Chief Executive Officer Sven-Olof Lindblad, entered into a registration rights agreement, dated as of July 8, 2015, with us with respect to shares of Common Stock received as consideration for the mergers with

Lindblad Expeditions, Inc. Such rights include two demand registration rights and unlimited “piggy-back” registration rights on terms generally comparable to the registration rights applying to our founder’s prior to our IPO. As of the date of this Prospectus/Offer to Exchange, holders have two demands remaining under this registration rights agreement.
Delaware Law and Certain Charter and Bylaw Provisions
Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws
Staggered board of directors.   Our amended and restated certificate of incorporation provides that our board of directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.
Special meeting of stockholders.   Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.
Advance notice requirements for stockholder proposals and director nominations.   Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but unissued shares.   Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of the Delaware General Corporation Law.   We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Limitation on Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have obtained a policy of directors’ and officers’ liability insurance.
Our agreements with Sven-Olof Lindblad, Trey Byus, Craig I. Felenstein and Philip Auerbach each provide that we shall indemnify the executive to the fullest extent permitted by the laws of the State of Delaware against all damages, costs, expenses and other liabilities reasonably incurred or sustained in connection with any suit, action or proceeding the executive may be made a party by reason of being or having been a director or officer of the company or any of its subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the company or any of its subsidiaries.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

LEGAL MATTERS
The validity of the Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Cleary Gottlieb Steen & Hamilton LLP.
EXPERTS
The consolidated financial statements of Lindblad Expeditions Holdings, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC filings are available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.
THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.
We incorporate information into this Prospectus/Offer to Exchange by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This Prospectus/Offer to Exchange incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.
•
our Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 20, 2019;

•
our Quarterly Reports on Form 10-Q and 10-Q/A, for the quarterly period ended March 31, 2019, filed on May 2, 2019 and May 3, 2019, respectively;

•
our Current Reports on Form 8-K filed on February 28, 2019 (Item 1.01 only), April 11, 2019 and June 11, 2019; and

•
the portions of our Definitive Proxy Statement relating to our 2019 Annual Meeting of Stockholders, filed on April 29, 2019, that are incorporated by reference in the 2018 Annual Report.

We also incorporate by reference all filings we make after the date of the initial registration statement and prior to effectiveness of the registration statement and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Offer to Exchange until the date the exchange offer is consummated or otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this Prospectus/Offer to Exchange from the respective dates of filing of those documents.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:
Investor Relations
Lindblad Expeditions Holdings, Inc.
96 Morton Street
9th Floor
New York, NY 10014
(212) 261-9000

AMENDMENT NO. 1 TO WARRANT AGREEMENT
This Amendment (this “Amendment”) is made as of  [•] , 2019 by and between Lindblad Expeditions Holdings, Inc., a Delaware corporation (f/k/a Capitol Acquisition Corp. II) (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of May 10, 2013 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.
WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the registered holders of a majority of the outstanding Warrants as a single class;
WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for Common Stock of the Company, on the terms and subject to the conditions set forth herein; and
WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4(No. 333-[  ]) filed with and declared effective by the Securities and Exchange Commission on [•], 2019, the registered holders of more than a majority of the outstanding Warrants consented to and approved this Amendment.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.
1.
Amendment of Existing Warrant Agreement.   The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A
Mandatory Exchange.

6A.1   Company Election to Exchange.   Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the outstanding Warrants, as described in Section 6A.2 below, for Common Stock, at the exchange rate of 0.36575 shares of Common Stock for each Warrant held by the holder thereof  (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In addition, notwithstanding Section 4.7 hereof, in lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [•]1.
6A.2   Date Fixed for, and Notice of, Exchange.   In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, (or, as to holders of Warrants held in global form, in accordance with DTC notice procedures) by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election through a press release following the mailing of such notice.

1
This will be the last sale price of the Company’s Common Stock on the NASDAQ on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on June 14, 2019).

6A.3   Exercise After Notice of Exchange.   The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”
2.
Miscellaneous Provisions.

2.1
Severability.   This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2
Applicable Law.   The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at Lindblad Expeditions Holdings, Inc., 96 Morton Street, 9th Floor, New York, New York 10014, Attention: Craig Felenstein, Leo Chang and Thomas Diverio. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

2.3
Counterparts.   This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.4
Effect of Headings.   The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5
Entire Agreement.   The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures follow on next page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.
LINDBLAD EXPEDITIONS HOLDINGS, INC.
By:

Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:

Name:
Title:
[Signature Page to Warrant Agreement Amendment]

Lindblad Expeditions Holdings, Inc.
Offer to Exchange Warrants to Purchase Common Stock
of
Lindblad Expeditions Holdings, Inc.
for
Common Stock of Lindblad Expeditions Holdings, Inc.
and
Consent Solicitation
PRELIMINARY PROSPECTUS
The Exchange Agent for the Offer and Consent Solicitation is:
Continental Stock Transfer and Trust Company
By Mail
Continental Stock Transfer and Trust Company
1 State Street, 30th Floor
New York, NY 10004
Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 796-6867
Email: lind@dfking.com
The Dealer Manager for the Offer is:
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
United States of America
Attention: Equity Capital Markets
Tel: (212) 723-7450

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Paragraph B of Article Eighth of our certificate of incorporation provides:
“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”
The registrant has purchased directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.
Our agreements with Sven-Olof Lindblad, Trey Byus, Craig I. Felenstein and Philip Auerbach each provide that we shall indemnify the executive to the fullest extent permitted by the laws of the State of Delaware against all damages, costs, expenses and other liabilities reasonably incurred or sustained in connection with any suit, action or proceeding the executive may be made a party by reason of being or having been a director or officer of the company or any of its subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the company or any of its subsidiaries.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 21.   Exhibits and Financial Statement Schedules.
Number	Description	Included	Form	Filing Date
3.1	Second Amended and Restated Certificate of Incorporation.	By Reference	DEFM 14-A	June 24, 2015
3.2	Bylaws.	By Reference	S-1	February 15, 2011
4.1	Specimen Common Stock Certificate.	By Reference	8-K	July 10, 2015
4.2	Specimen Warrant Certificate.	By Reference	8-K	July 10, 2015
4.3	Warrant Agreement.	By Reference	8-K	May 15, 2013
4.4	Form of Warrant Amendment	Herewith
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of counsel)	Herewith
8.1	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of counsel)	Herewith
10.1	Registration Rights Agreement among the Company and each of Capitol Acquisition Management 2 LLC, Lawrence Calcano, Richard C. Donaldson, Piyush Sodha and L. Dyson Dryden.	By Reference	8-K	May 15, 2013

Number	Description	Included	Form	Filing Date
10.2	Registration Rights Agreement between the shareholders of Lindblad Expeditions, Inc. and Capitol Acquisitions Corp. II.	By Reference	8-K	July 10, 2015
10.3	Dealer Manager and Consent Solicitation Agent Agreement, dated as of June 14, 2019, by and between Lindblad Expeditions Holdings, Inc. and Citigroup Global Markets Inc.	Herewith
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (filed as part of Exhibit 5.1 and Exhibit 8.1)	Herewith
23.2	Consent of Marcum LLP	Herewith
24.1	Powers of Attorney (included on the signature page to this Registration Statement)	Herewith
99.1	Form of Letter of Transmittal and Consent	Herewith
99.2	Form of Notice of Guaranteed Delivery	Herewith
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Herewith
99.4	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Herewith
Item 22.   Undertakings.
(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of June, 2019.
LINDBLAD EXPEDITIONS HOLDINGS, INC.
By:
/s/ Sven-Olof Lindblad

Name: Sven-Olof Lindblad
Title:   Chief Executive Officer and President

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on June 14, 2019. Each person whose signature appears below constitutes and appoints Craig I. Felenstein, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.
Signature	Capacity in Which Signed	Date
/s/ Sven-Olof Lindblad Sven-Olof Lindblad	Chief Executive Officer, President and Director (Principal Executive Officer)	June 14, 2019
/s/ Craig I. Felenstein Craig I. Felenstein	Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2019
/s/ Mark D. Ein Mark D. Ein	Chairman of the Board	June 14, 2019
/s/ Bernard W. Aronson Bernard W. Aronson	Director	June 14, 2019
/s/ Elliott Bisnow Elliott Bisnow	Director	June 14, 2019
/s/ Daniel J. Hanrahan Daniel J. Hanrahan	Director	June 14, 2019
/s/ L. Dyson Dryden L. Dyson Dryden	Director	June 14, 2019
/s/ John M. Fahey John M. Fahey	Director	June 14, 2019
/s/ Catherine B. Reynolds Catherine B. Reynolds	Director	June 14, 2019